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                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT, made this 26th day of October, 2000 but effective as of the 29th day of September, 2000, by and between and TRC Holdings, Inc., a Pennsylvania corporation ("Buyer"), NCO Group, Inc., a Pennsylvania corporation, and its wholly owned subsidiary, NCO Teleservices, Inc., a Pennsylvania corporation (collectively referred to as "Seller").

                              W I T N E S S E T H:

         Seller operates a market research business (the "Business"). Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase from Seller substantially all of the assets of the Business including, but not limited to, client lists, client files, including client contracts, written or unwritten processes and procedures developed by Seller for the operation of the Business, operating leases of the Business, equipment, furniture, fixtures, fixed assets, supplies, supplier lists, books and records of the Business and such other assets and rights as are more fully described herein.

         NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein and intending to be legally bound hereby, agree as follows:

         1. Purchase and Sale, Excluded Assets. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets, goodwill, names and rights of Seller relating to the Business including the following, all of which are referred to herein collectively as the "Assets":



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            1.1 All client lists and prospect lists as set forth on Schedule
1.1, client files and any other information regarding clients of the Business in the possession of Seller and all of Seller's accounts receivable for the Business and Seller's cash in the amount of $250,000;

            1.2 All equipment, machinery, furniture, fixtures, signs and other fixed assets, supplies and other assets used in the Business and owned by Seller (the "Equipment") as more specifically described in Schedule 1.2 hereof;

            1.3 All oral or written contracts ("Contracts") including, but not limited to, (a) market research services contracts with clients of the Business, all of Seller's rights under restrictive covenant or non-compete agreements with current employees of the Business and with employees whose employment was terminated for any reason within two years of the Closing Date, and (b) all agreements of the Business which are described or identified on Schedule 1.3, excluding all insurance contracts and all employee benefit plans;

            1.4 All operating leases of the Business (the "Leases") and all real estate leases for premises occupied by the Business as more specifically described in Schedule 1.4 hereof; except for 535 Pennsylvania Avenue, Fort Washington, Pa., which Seller shall sublease to Buyer on the same terms and conditions and for the same term as the Seller leases such space from the owner of the Building. The sublease shall be delivered by Seller at Closing and shall be attached hereto as Exhibit "A";


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            1.5 All of Seller's goodwill in the Business, all of the names, trade names and trademarks used in the Business as set forth on Schedule 1.5;

            1.6 Copies of the original books and records of the Business including but not limited to, accounting books and records of the Business for the twelve (12) month period ending December 31, 1999 and for the period from January 1, 2000 to Closing (as hereinafter defined). Seller shall, upon reasonable notice from Buyer, make such books and records available to Buyer for any purpose. Seller agrees to retain such books and records for a minimum of six
(6) years from the Closing Date;

            1.7 Supplier lists, data bases, software and software licenses, computer media, sales and marketing materials relating to or arising in connection with the Business; and

            1.8 The warrant to purchase shares of @risk, Inc. capital stock issued by @risk, Inc. to NCO Group, Inc. or any subsidiary or affiliate of NCO Group, Inc.

            1.9 All of the Assets shall be sold and assigned to Buyer free and clear of any liens, security interests, claims or other encumbrances of any kind or nature except as set forth on Schedule 1.9 hereof.

         2. Purchase Price and Payment.

            2.1 The purchase price (the "Purchase Price") for the Assets shall be Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000). The Purchase Price shall be paid to Seller in the form of a promissory note (the "Note") attached hereto, as Schedule 2.1, bearing an interest rate of nine percent (9%) per annum. Interest only

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shall be payable monthly, on the first (1st) day of each month, beginning
November 1, 2000 until the Maturity Date (as herein defined). The entire outstanding principal amount of the Note, together with all interest and all other sums remaining due and payable under the Note, shall be due and payable in full on December 31, 2002, (the "Maturity Date"). In the event that the Note is not repaid in full on or before the Maturity Date, the Purchase Price and the outstanding balance of the Note shall be automatically increased by the lesser of Two Million Dollars ($2,000,000), or the percentage of the original principal balance remaining on the Note times $2,000,000. In such event, the Maturity Date shall be extended for a period of 36 months, (the "New Maturity Date"). In the event the Note is not repaid in full on the Maturity Date, beginning January 1, 2003, until the New Maturity Date, Buyer shall commence making thirty-six (36) equal monthly payments of principal and interest, each payment to be applied first to interest accrued on the date thereof and the balance on account of principal. The entire outstanding principal amount of the Note, together with all interest and all other sums remaining due and payable under the Note, if not due and payable sooner, shall be due and payable in full on the New Maturity Date. The Note shall b6 subordinated to all bank debt of Buyer, the proceeds of which are used for operating working capital and Seller shall, from time to time, execute whatever documents are required by Buyer's lenders to evidence such subordination.

            2.2 Buyer and Seller agree that the Closing and transfer of all assets and obligations under this Agreement shall be effective as of the close of business on September 29, 2000 and, notwithstanding the Closing Date, the Business shall be


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treated as owned by Buyer as of the close of business on September 29, 2000, and
Buyer and Seller shall mutually agree upon adjustments to the Purchase Price at Closing to take into consideration that, after the close of business on September 29, 2000, the revenues and expenses of the Business shall be attributed to Buyer.

            2.3 In addition to the Purchase Price, Buyer will pay to Seller, for each of calendar years 2000, 2001, and 2002, an amount (the "Earnout") equal to five percent (5%) of Buyer's calendar year aggregate gross sales in excess of Thirteen Million Five Hundred Thousand Dollars($13,500,000). Increases in gross sales which result from acquisitions shall not be considered for purposes of this calculation. The Earnout owed by the Buyer to the Seller for any calendar year set forth above will be paid in cash by Buyer to Seller within one hundred and twenty (120) days of the close of such calendar year. The foregoing notwithstanding, the Earnout will be earned only after the aggregate gross sales exceed $13,500,000 in such year (the "Earnout Date"), and the Earnout shall be reduced by an amount equal to the percentage reduction in principal repaid by Buyer prior to the Earnout Date during any calendar year set forth above, times the Earnout. In the event that the Note is repaid in full, the Earnout obligation shall terminate for any period subsequent to the date of repayment.

            2.4 In the event Buyer receives equity investments or borrowed monies, other than those borrowings made for operating working capital, in excess of One Million Dollars ($1,000,000), seventy-five percent (75%) of such excess shall be paid by Buyer to Seller as principal payments on the Note.

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            2.5 Seller and Buyer agree to allocate the Purchase Price for tax purposes and to cause all tax returns and other documents filed with the Internal Revenue Service or any other tax collection agency to be consistent with such allocation.

         3. Use of Sellers Name. In connection with the transition of the Business from Seller to Buyer and Buyer's continued operation of the Business after Closing, Buyer shall, have the right to, for a period of one (1) year following the Closing Date, represent to clients of the Business that Buyer is the successor in interest of Seller or that the Business was "formerly known as NCO's Market Research Division."

         4. Assumption of Liabilities. Buyer shall assume no obligations or liabilities of Seller whether related to the Business or otherwise, except the obligations of Seller under the contracts assumed by Buyer under Section 1.3 and
1.4 of this Agreement and the obligations of Seller assumed by Buyer under
Section 7.9 hereof.

         5. Conditions Precedent to Closing. Closing hereunder shall be, and is subject to, and conditioned upon the following:

            5.1 The representations and warranties of Seller and of Buyer in this Agreement shall be true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on that date and Buyer and Seller shall each have performed all covenants and agreements required under this Agreement to be performed prior to Closing;

            5.2 Receipt of any and all (i) governmental/regulatory approvals related to Securities Laws and Regulations, and any other requirement as may be applicable to this


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transaction, if any and (ii) the delivery to Seller by Buyer of all third party approvals required to assign any of the Assets to Buyer.

            5.3 Receipt by the Seller of the Note, duly executed by the Buyer.

            5.4 Delivery by the Seller of all Exhibits and Schedules, in form and substance reasonably acceptable to Buyer, required to be delivered by Seller hereunder.

         6. Access to Information. Upon request by Buyer, Seller shall use its best efforts to provide Buyer with any information required in order to transfer the Business to Buyer.

         7. Sellers Representations, Warranties and Agreements. Seller hereby represents and warrants to Buyer as follows:

            7.1 Seller is a corporation duly organized and existing and subsisting in good standing under the laws of the Commonwealth of Pennsylvania and such other states in which Seller transacts its business, has the corporate power and authority to conduct the Business and own the Assets in its State of Incorporation and in any other state in which Seller conducts business as a foreign corporation. Seller has good and marketable title to each and all of the Assets, free and clear of all liens, security interests, pledges, restrictions and encumbrances whatsoever except as is disclosed on Schedule 7.1 which is attached hereto.

            7.2 Seller has the corporate power to sell, assign, transfer and deliver the Assets; the execution, delivery and performance of this Agreement by Seller have been duly authorized by its Board of Directors and are in accordance with Seller's


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By-laws; and this Agreement constitutes the valid and binding obligation of
Seller in accordance with its terms except as enforceability thereof against Seller may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights and except as specific enforceability may be limited by the principles of equity.

            7.3 The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Seller's Articles of Incorporation or By-laws or any agreement or other instrument to which Seller is a party or by which it is bound, or under any provision of any applicable law, regulation, statute or ordinance or any order, of any court or other governmental agency.

            7.4 Seller has not negotiated or entered into any other contract or agreement to sell, encumber by lien, hypothecate, or otherwise dispose of any of the Assets.

            7.5 Seller has good and marketable title to all of the Assets to be sold herein, subject to no liens, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due except as is otherwise disclosed in this Agreement to and accepted by Buyer.

            7.6 Schedules 1.3 and 1.4 are true and complete lists of all material Contracts related to the operation of the Business to which Seller is a party or by



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which Seller is bound including all written or oral Contracts of employment with employees and other agreements with non-employees of the Business.

            7.7 Schedule 7.7 is a true, accurate and complete list of all litigation or proceedings pending, or to Seller's knowledge threatened against Seller, relating to the Business, or any of the Assets and there is no outstanding judgment, decree or order against Seller, the Business or the Assets which affects Seller's ability to consummate this transaction. All litigation or proceedings arising prior to or related to matters occurring prior to the Closing Date shall be the responsibility of Seller, with the exception of any litigation, claims or proceedings of which the Buyer is aware and has not disclosed to Seller.

            7.8 The representations and warranties of the Seller in this Agreement do not contain and will not contain any untrue statement or omit or will omit a material fact.

            7.9 By the Closing Date, except for (a) employee commissions and bonuses under existing programs, (b) any accrued vacation pay, and (c) any salary for the week of September 25, 2000 through September 29, 2000 due and owing to those employees of the Seller hired by the Buyer and set forth on
Schedule 10.2 which the Buyer shall assume, Seller shall have settled and paid all compensation (whether or not deferred), pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, scheme, arrangement or practice, or any other employee



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compensation plan or agreement, whether formal or informal, of employees of the
Business which may affect the Buyer or the Business.

            7.10 The Business shall have a minimum tangible net worth of $4,000,000 at Closing.

            7.11 The Assets (fixed assets and other tangible) owned or leased by the Seller in connection with the Business and all aspects of the Business are and will continue to be adequately insured against fire, casualty and liability to the Closing Date.

            7.12 All Federal, state and local taxes relating to the Business or the Assets have been or by the Closing Date will be paid to the extent due up to the Closing Date and any due after the Closing Date for the period prior to the Closing Date will be paid by Seller when due, except to the extent any taxes are being contested in good faith by Seller with adequate reserves therefore.

            7.13 The execution and delivery of this Agreement and the sale of the Assets and Business constitutes the valid and binding obligation of Seller enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights and except as specific enforceability may be limited by principles of equity.

         8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:


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            8.1 Buyer is a corporation duly organized, validly subsisting, and in good standing under the laws of the Commonwealth of Pennsylvania.

            8.2 The execution and delivery of this Agreement and the Note to the Seller and the purchase of the Assets and Business constitutes the valid and binding obligation of Buyer enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor's rights and except as specific enforceability may be limited by principles of equity.

            8.3 Buyer has the corporate power to purchase the Assets and operate the Business, and the execution, delivery and performance of the Agreement by the Buyer have been duly authorized by its Board of Directors.

            8.4 The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Buyer's Articles of Incorporation or By-laws, or any agreement to which Buyer is a party or by which it is bound, or any provision of law, order of any court or other governmental agency.

            8.5 Buyer, through its officers, directors and shareholders, operated the Business on behalf of Seller and, therefore, Buyer is knowledgeable about the condition of the Business and is not aware of anything which would materially effect the Business that has not been disclosed to Seller.


                                       11




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            8.6 The representations and warranties of Buyer in this Agreement do not contain and will not contain any untrue statement or omit or will omit to state a material fact.

         9. Covenants of Seller Regarding Conduct of Business Pending Closing. Seller covenants and agrees that Seller shall, until Closing:

            9.1 Maintain its current insurance coverages in full force and effect, insuring the Assets and the Business to be sold to Buyer pursuant to this Agreement.

            9.2 Not enter into any contract, agreement, lease or commitment pertaining to the Business without the prior consent of Buyer.

            9.3 Continue to operate the Business in the ordinary course.

            9.4 Use its best efforts to preserve the business of the Business and to maintain all equipment, machinery, records and files related thereto in good working order and condition; and shall use its best efforts to keep available for Buyer all of the present employees of the Business and to preserve for the benefit of the Buyer the goodwill of clients, customers, suppliers and others having business relationships with the Seller in connection with the Business.

        10. Covenants of Seller.

            10.1 Seller covenants and agrees with and for the benefit of Buyer, its successors and assigns and its affiliates, that it shall not, for a period of five (5) years from the Closing Date (the "Covenant Term"), directly or indirectly, and no person, corporation, firm, partnership or other entity related to them, and over which they exercise

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voting, operating or management control (whether as a stockholder, affiliate, holder of debt or equity securities, consultant, partner or otherwise) or with which they are affiliated, anywhere in the United States, conduct, participate or be engaged in or by any business involving or connected with any market research business. For the purposes of this Section 10, each of the following activities, without limitation, shall be deemed to constitute conducting business: to engage in, work with, have an interest in (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), advise, manage, operate, lend money to (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever.

            10.2 Buyer shall offer employment to employees of Seller, employed in the Business and listed on Schedule 10.2 hereof. The parties further agree that for a period of three (3) years from the date of this agreement, Seller shall be prohibited from hiring any management employees of the Business without the prior written consent of Buyer.

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            10.3 To the extent that the language of the covenants may restrict competition in a larger area or for a longer time, or both, than permitted by applicable law, that portion thereof shall be ineffective, but the provisions of said covenants shall nevertheless remain effective with respect to the largest area and for the longest period of time as shall be permitted by applicable law.

            10.4 [Intentionally Omitted]

            10.5 The parties acknowledge and agree that the extent of damages to Buyer in the event of a breach by Seller of the covenants and agreements contained in this Section 10 would be impossible to ascertain and that there is and will be available to Buyer no adequate monetary damages or other remedy at law to compensate it in the event of any of such breach; consequently, Seller agrees that in the event of a breach of any or all of such covenant, in addition to any other relief to which Buyer is or may be entitled, Buyer shall be entitled to enforce any or all of such covenants by injunctive or other equitable relief, including the remedy of specific performance, ordered by any court of competent jurisdiction.

            10.6 The Seller covenants and agrees as follows:

                 (a) At its sole cost and expense, the Seller shall relocate (the "Relocation") the data center located at 515 West Pennsylvania Avenue, Fort Washington, Pennsylvania (the "515 Facility") to 535 West Pennsylvania Avenue, Fort Washington, Pennsylvania (the "535 Facility"). The Relocation shall include, without limitation, (i) the installation of all cables and wiring necessary to equip the 535 Facility

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with a computer and telephone network, (ii) the relocation from the 515
Facility to the 535 Facility and installation of all furniture, fixtures and equipment located at the 515 Facility being purchased by the Buyer hereunder (the "Relocated Equipment"), and (iii) the proper installation of a telephone switch which provides Buyer with the same telephone functionality post-Closing as was available in the operation of the Business prior to the Closing. Seller warrants that, at its sole cost and expense, it will take whatever steps are necessary to cause the Relocated Equipment to operate and function in the same manner as prior to the Relocation.

                 (b) Seller agrees that, until a fiber optics communications line has been installed at the 535 Facility for the Buyer's use, the Seller shall permit the Buyer to continue to use the fiber optics communications line connecting the 535 Facility to the 515 Facility for purposes of conducting the Business. Buyer agrees that it will remit payment on a timely basis for the phone usage. Following the installation of the fiber optics communications line at the 535 Facility, Seller shall cause all communications lines between the 515 Facility and 535 Facility to be removed.

                 (c) At its sole cost and expense, the Seller shall complete, within forty-five (45) days of the date of this Agreement, construction (the "Construction") of the 3401 Market Street, University City Science Center, Philadelphia, Pennsylvania facility (the "3401 Facility") to the specifications previously agreed to by the Seller and Buyer (which specifications shall not be changed by the Seller without the prior written consent of the Buyer). The Construction shall include, without limitation, (i) the installation


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of all cables and wiring necessary to equip the 3401 Facility with a computer and telephone network, and (ii) the installation of an administrative phone switch. At Closing, the Seller shall also pay to Buyer $24,750 for the cost of moving and installing the 86 calling stations from the Seller's Academy Road and Roosevelt Boulevard facilities. Until the completion of the Construction, and the relocation and proper installation of the calling stations to the 3401 Facility such that the 3401 Facility is fully operational, the Seller shall sublease to the Buyer, the Seller's Upper Darby, Pennsylvania facility on substantially the same terms and conditions as Seller's lease with the landlord for such facility; provided, however, that the sublease shall provide that (x) Seller is responsible for all rental payments associated with such facility and that Buyer is responsible for all operating expenses (i.e., electricity, janitorial services, etc.) directly related to the Buyer's occupation of such facility, and (y) shall contain such other terms and conditions as are reasonably acceptable to the Buyer. The sublease shall be delivered by Seller at Closing and shall be attached hereto as Exhibit "B".

                 (d) For a period of one year from the date hereof, Seller shall, at its sole cost and expense, continue to provide the 535 Facility with security monitoring service only. Upon the first anniversary of the date of this Agreement, all security and monitoring equipment used in the Business and located at the 535 Facility shall become the property of the Buyer for no additional consideration.

                 (e) The Seller shall, at its sole cost and expense, deliver to Buyer's Grant Avenue and University City locations 140 used computers capable of


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running Microsoft Windows 95 operating system or a more recent release thereof, and each of which shall be in good working condition. Each computer shall include a monitor, keyboard and such other equipment, and properly licensed software, reasonably necessary to permit the Buyer to use such computers in the ordinary course of operating the Business without interruption.

                 (f) Until the Buyer enters into a separate contract with its own long distance telephone service provider, the Seller agrees to permit the Buyer to utilize the Seller's long distance telephone services in the operation of the Business, as permitted by the long distance carrier and law. The Buyer's use of the Seller's long distance services shall be at the Buyer's sole cost and expense and shall be subject to the terms and conditions of any agreement between the Seller and its long distance service provider; provided, that the Buyer shall be charged the same rates for its use of the long distance services as the Seller. The Seller shall invoice the Buyer in regular intervals for those long distance services actually used by the Buyer and all such invoices shall be accompanied by reasonable support and detail.

                 (g) Until December 31, 2000, the Seller shall permit the Buyer, at the Buyer's cost and expense, to utilize the services of the Seller's payroll vendor, Ceridian. The Buyer shall, upon the Seller's request, pay any funds required to fund in full any payroll obligations, including, without limitation, any applicable federal, state and local taxes.

                 (h) Until November 30, 2000, the Seller agrees to continue

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to permit all of the employees hired by the Buyer hereunder to participate in all health, retirement, disability and other employee benefit plans previously provided by the Seller to such employees, provided that the premium cost for such benefits shall be reimbursed by Buyer to Seller, and Seller shall extend the date from November 30 to December 31, 2000, so long as the Buyer has made a good faith effort to secure separate insurance coverage but has been unable to do so. Notwithstanding anything herein to the contrary, Buyer's obligation hereunder is limited to reimbursement for premiums charged and Buyer is not assuming any obligation for Seller's self-insured portion of such insurance benefits program.

                 (i) From time to time, the Seller entered into various agreements with employees of the Business, which included provisions restricting those employees from competing with the Business and restricting their ability to employ other employees of the Business. Seller and Buyer acknowledge that it is in each of their interests to enforce the rights under such agreements. Seller has undertaken to enforce its rights under its agreement with Robert Malmud ("Malmud"), a former employee, and Seller shall, at its own cost and expense, continue to promptly and diligently pursue the enforcement of its rights to prevent Malmud from competing with the Business and from employing employees of the Business. Except for Malmud, at the request and sole expense of Buyer, Seller shall initiate and prosecute the enforcement of restrictive covenants against any former employees of the Business whose employment terminated within two years of the Closing Date and whose agreement Seller could not assign to Buyer hereunder.


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





                 (j) The Seller agrees, at its sole cost and expense, to provide to the Buyer a sufficient number of licenses for the software packages utilized in the Business so as to permit the Buyer to operate the Business in the same manner as prior to the Closing. The Seller further covenants and agrees to indemnify and hold harmless the Buyer from any costs, damages or expenses incurred by the Buyer as a result of the Seller having, prior to the Closing Date, an insufficient number of licenses for the various software packages utilized in the Business and the breach by Seller of any software license agreement for software utilized in the Business.

         11. Indemnification.

                 (a) Except for claims or potential claims known to Buyer but not disclosed to Seller, Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, from, against and in respect of:

                     (i) any loss, damage, expense or deficiency that Buyer may incur and any claim that may be made against Buyer arising out of or resulting from: (A) any misrepresentation, intentional omission of a material fact known to Seller related to, breach or incorrectness of any representation or warranty made by Seller herein; (B) nonperformance of any covenant or agreement on the part of the Seller hereunder or under any agreement, contract or understanding entered into by Seller in connection with the Business; (C) any misrepresentation in or from any certificate or other instrument furnished or to be furnished to the Buyer under this Agreement; (D) any default by Seller


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before Closing regarding any obligation under any of the Contracts of Seller assumed by Buyer hereunder or otherwise relating to the Business; (E) the claims of all or any creditors or clients of Seller and for any of the obligations or liabilities of Seller asserted against Buyer or the Assets of Seller acquired by Buyer under this Agreement for any and all periods prior to Closing; (F) any claims of employees or non-employees who provided services to Seller or the Business prior to Closing; and (G) any and all Federal, State and/or local income and all other tax liabilities, including disallowed deductions or expenses taken in connection with the Business and for any other taxes which may become due in connection with the Business prior to the Closing Date.

                     (ii) All actions, suits, proceedings, demands assessments, judgments, attorney's fees, costs and expenses incident to any of the foregoing.

                     (iii) In connection with this indemnification, Seller may, at its own cost and expense, assume the defense of or settle to its satisfaction any such matter provided that Buyer may be represented by its own counsel, selected by Buyer, at Buyer's expense.

                     (iv) Buyer agrees not to bring a claim of indemnity until and unless it has incurred $15,000 or more in damages; provided, however, that should Buyer make a claim for indemnification under this paragraph, Seller, in addition to the indemnification payments otherwise provided for herein, shall reimburse Buyer for such $15,000 of damages incurred by Buyer.


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                 (b) Buyer shall indemnify, defend and hold harmless the Seller, its successors and assigns, from, against and in respect of any loss, damage, expense or deficiency that any of them may incur and any claim that may be made against any of them arising out of or resulting from any act or omission of Buyer that results from the operation of the Business by Buyer after Closing. This indemnification shall include all actions, suits, proceedings, demands assessments, judgments, attorney's fees, costs and expenses incident to any of the foregoing.

         12. Closing Date. Closing hereunder shall be held on or before October 31, 2000 (hereinafter after referred to as "Closing" or the "Closing Date") at the offices of Seller, or such other date, time and place upon which Seller and Buyer may jointly agree.

         13. Delivery of Documents. At Closing, the parties shall deliver documents, instruments and other materials for the transactions provided for herein as follows:

             13.1 Seller shall execute and/or deliver to Buyer:

                 a. A Bill of Sale and Assignment transferring the Assets, which Bill of Sale and Assignment shall warrant title to Buyer free and clear of all liens and encumbrances of every kind and nature.

                 b. A list of all employees, their rates of pay, including base pay, and any incentive, commission or bonus plans, and setting forth all employee benefits, if any.

                 c. An Incumbency Certificate of Seller's Officers.

                  d. Certified Resolutions of Seller's Board of Directors authorizing the sale of the Assets and the execution and delivery of this Agreement and all other documents and instruments required to be delivered hereunder.

                  e. A copy of Seller's Articles of Incorporation and By-laws certified by Seller's Secretary or Assistant Secretary.

                  f. Such other documents and instruments as Buyer and its counsel may reasonably request in writing.

             13.2 Buyer shall deliver or cause to be delivered to Seller:

                  a. The Note in the total amount of the Purchase Price.

                  b. An Incumbency Certificate and Certified Resolutions of Buyer's Board of Directors authorizing the purchase of the Assets and the execution and delivery of this Agreement and all other documents and instruments required to be delivered hereunder.

                  c. Such other documents and instruments as Buyer is required to deliver to Seller under this Agreement.

         14. Survival Representations, Warranties and Agreements. All representations, warranties and agreements provided for in this Agreement shall survive the Closing Date for a period of one (1) year and the covenants set forth in Section 10 hereof shall survive for the period set forth therein.

         15. Brokers. Each of the parties represents and warrants to the other that all negotiations to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party, and no other third party has or could have any valid claim against either of the parties for a brokerage commission, finder's fee or other like payment.

         16. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered or mailed by certified or registered mail, return receipt requested, or by facsimile, or delivered by overnight delivery service, to the party to receive notice at the address set forth below for such party or to such other address as any party shall, by ten (10) days prior notice, direct.

                 If to Seller          NCO Group, Inc.
                                       NCO Teleservices, Inc.
                                       515 Pennsylvania Avenue
                                       Fort Washington, PA 19034
                                       Attn: Michael Barrist, President and CEO

                If to Buyer:           TRC Holdings, Inc.
                                       535 Pennsylvania Avenue
                                       Fort Washington, PA 19034
                                       Attn: Mr. Richard Raquet

                With a copy to:        E. G. Riesenbach, Esquire
                                       Cozen and O'Connor
                                       1900 Market Street
                                       Philadelphia, PA 19103

         17. Further Assurances. Each party shall, upon the reasonable request of the other party, take such action and execute and deliver such documents as may be reasonably necessary or appropriate to effectuate the terms of this Agreement and consummate the transactions contemplated hereby.

         18. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

         19. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Agreement shall not be assigned by either party without the prior written consent of the other.

         20. Entire Agreement; Amendment. This Agreement, contains the entire understanding between the parties hereto, no other representations, warranties or covenants having induced any party to execute this Agreement, and this Agreement is intended to, and shall, supersede all prior or contemporaneous agreements, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed on behalf of the party to be charged.

         21. Responsibility for Costs.

             21.1 Each of the parties hereto shall be responsible for all costs and expenses incurred by each of them in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' and accountants' fees.

             21.2 In the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

         22. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.


Attest:                                 TRC Holdings, Inc.


By: ___________________________         By: _____________________________
    Secretary                               President


Attest:                                 NCO Teleservices, Inc.


By: ___________________________         By: _____________________________


Attest:                                 NCO Group, Inc.


By: ___________________________         By: _____________________________

                                    EXHIBIT A
                            FORT WASHINGTON SUBLEASE



1. See attached.

                                    EXHIBIT B
                              UPPER DARBY SUBLEASE


1. See attached.

                                  SCHEDULE 2.1
                                      NOTE

1. See attached.

                                      NOTE

$12,250,000                                            Fort Washington, PA
                                                       October __, 2000

         FOR VALUE RECEIVED, TRC HOLDINGS, INC., a Pennsylvania corporation, with an address of 535 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 ("Maker") unconditionally promises to pay to the order of NCO TELESERVICES, INC. a Pennsylvania corporation or its permitted assignee, with an address at 515 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 ("Payee"), the principal sum of TWELVE MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($12,250,000) (hereinafter referred to as the "Loan" or the "Loan Amount"), lawful money of the United States of America, together with interest from the date hereof, on the outstanding balance of the Loan pursuant to the terms of that certain Asset Purchase Agreement dated October 26, 2000, by and between Maker and Payee (the "Agreement"), and on the terms set forth herein. Any capitalized terms used but not otherwise defined herein shall have the meaning given to such term in the Agreement.

         1. Interest and Repayment.

            (a) In accordance with the terms of the Agreement, interest shall accrue at the rate of nine percent (9%) per annum until such time as the Loan is repaid in full. Interest on the Loan shall accrue and shall be payable in accordance with the terms and subject to the conditions set forth in the Agreement.

            (b) All interest due shall be calculated for the actual number of days that the principal amount of the Loan is outstanding, based on a 360-day year. That is, interest shall be calculated on the basis of a fraction, the denominator of which is 360 and the numerator of which is the actual number of days that the principal amount of the Loan is outstanding.

            (c) The entire outstanding principal amount of the Loan, together with all interest and all other sums remaining due and payable hereunder, if not payable sooner, shall be due and payable in full in accordance with the terms and subject to the conditions set forth in the Agreement.

         2. Principal Payments. In the event that the term of the Loan is extended by Payee beyond the Maturity Date as set forth in the Agreement, Maker shall make thirty-six (36) equal monthly payments of principal and interest in such an amount to fully amortize the outstanding principal amount of the Loan in accordance with the terms of the Agreement.

         3. Prepayment. Maker shall have the right to prepay this Note, in whole or in part without premium or penalty, at any time. Any prepayment shall be applied against principal last falling due hereunder. No prepayment shall postpone or reduce the amount of monthly payments otherwise due hereunder.

         4. Security and Subordination. Payment of this Note by the Maker is secured by a second (2nd) lien on the Assets of Maker being acquired by Maker from Payee pursuant to the

Agreement, intended to be secured by the filing of UCC Financing Statements forthwith with the appropriate state and local offices. The Loan shall be subordinated (in all respects) to bank debt of Maker, the proceeds of which are to be used by Maker for operating working capital. By acceptance of this Note, Payee agrees to execute and deliver such agreements and instruments as any such bank may require from time to time, and to such amendments to or legends on this Note, pertaining to such subordination.

         5. Events of Default. Maker will be in default (an "Event of Default") hereunder if any of the following happens: (a) Maker falls to make any payment or principal or interest when due; (b) the entry of decree or order for relief by a court having jurisdiction over Maker in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; (c) the commencement by Maker of a voluntary case under the federal bankruptcy laws, as not constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, or other similar law, the consent by Maker to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or for the failure of Maker generally to pay its debts as such debts become due, or the ordering of the winding-up or liquidation of its affairs by Maker; (d) Maker shall merge its business with or into any other entity and Maker is not the surviving entity; or
(e) Maker shall sell all or substantially all of its assets outside the ordinary course of its business.

         6. Remedies: Default Rate. Upon the occurrence of an Event of Default, the entire principal indebtedness evidenced hereby, together with all arrearages of interest hereon and other sums due hereunder, if any, shall, at the option of Payee, become due and payable immediately, without presentation, demand or further action, (after such Event of Default and acceleration and until Maker's indebtedness to Payee is paid in full, including the period following entry of any judgment) at a rate which is four percent (4%) per annum in excess of the rate herein specified (the "Default Rate"), together with all reasonable attorney's fees for collection, then due by Maker to Payee and the payment of same may be enforced and recovered by the entry of judgment on this Note and the issuance of execution thereon.

         7. Confession of Judgment. Upon the occurrence of an Event of Default hereunder, Maker hereby irrevocably authorizes and empowers any attorney of any court of record or the Prothonotary or Clerk of any court in the Commonwealth of Pennsylvania, or elsewhere, to appear at any time for the of any term, and therein to confess or enter judgment against the Maker for all or any part of the sums due Payee pursuant to this Note and all arrearages of interest thereon together with interest thereon at the Default Rate after default including interest at that rate from and after the date of any foreclosure, sheriffs or judicial sale until actual payment is made to Payee of the full amount due Payee plus costs and together with all actual attorneys' fees incurred by Payee from time to time in enforcing its rights hereunder, including the Confession of Judgment against Maker. For purposes of such confessions of judgment, this

Note or a copy thereof verified by affidavit shall be a good and sufficient warrant. The authority granted herein to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until all obligations of Maker to Payee have been fully paid and/or discharged. Payee may confess one or more judgments in the same or different jurisdictions for all or any of the amount owing hereunder, without regard to whether judgment has theretofore been confessed on more than one occasion for the same amount. In the event any judgment confessed against Maker hereunder is stricken or opened upon application by or on Maker's behalf for any reason, Payee is hereby authorized and empowered to again appear for and confess judgment against Maker for any part or all of the amounts owing hereunder, as provided for herein, if doing so will cure any errors or defects in such prior proceedings.

         8. Remedies Cumulative. The remedies of Payee provided herein or otherwise available to Payee at law or in equity including all warrants of attorney may be pursued separately, successively or together at the sole discretion of Payee, and may be exercised as often as occasion therefore shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

         9. Assignment. Payee shall, without the requirement of first obtaining Maker's consent, have the right to assign this Note to any company affiliated with Payee. Otherwise, Payee shall not negotiate or assign this Note to any other person or entity without Maker's prior written consent.

         10. Miscellaneous.

            (a) Maker waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. Liability hereunder shall be unconditional and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

            (b) The words "Payee" and "Maker" whenever occurring herein shall be deemed and construed to include the respective permitted successors and assigns of Payee and Maker

            (c) This Note shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, Maker hereby consents to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania in any and all actions or proceedings arising hereunder or pursuant hereto.

            (d) Maker irrevocably as an independent covenant waives the right to jury trial in any action or proceeding between Maker and Payee,

            (e) Caption headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of this Note. If a court of competent jurisdiction finds any provision of this Note to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances, and all provisions of this Note in all other respects shall remain valid and enforceable.

            (f) Payee shall not be deemed, by any act of omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in writing. A waiver by Payee with respect to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy with respect to a subsequent event.

            (g) So long as Maker's obligations hereunder remain outstanding, Maker shall furnish Payee with quarterly financial statements and within sixty
(60) days following the end of its fiscal year, an audited financial statement.

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has executed this Note, under seal, the day and year first above written.

                                          TRC HOLDINGS, INC,



                                          By: ________________________________
                                              Name: Richard Raquet
                                              Title: President

                   ACKNOWLEDGMENT OF CONFESSION OF JUDGMENT

         THE UNDERSIGNED MAKER HEREBY ACKNOWLEDGES THAT THIS NOTE CONTAINS A CONFESSION OF JUDGMENT. MAKER UNDERSTANDS THAT A JUDGMENT MAY BE OBTAINED AGAINST MAKER WITHOUT NOTICE AND AN OPPORTUNITY TO BE HEARD IN COURT. THE UNDERSIGNED MAKER, ACTING THROUGH ITS OFFICERS, HAS RETAINED INDEPENDENT COUNSEL (OR HAS BEEN ADVISED BY PAYEE TO RETAIN SUCH COUNSEL) TO REVIEW THIS NOTE INCLUDING THE CONFESSION OF JUDGMENT. THE UNDERSIGNED DOES KNOWINGLY AND FREELY EXECUTE THIS NOTE CONTAINING THE CONFESSION OF JUDGMENT.







                                           TRC HOLDINGS, INC,



                                           By: ________________________________
                                               Name: Richard Raquet
                                               Title: President